Exhibit 10.2

CONSULTANCY AGREEMENT

Michael Culotta

This Consultancy Agreement (“Agreement”) is entered into by and between QHCCS, LLC a Delaware corporation (“QHCCS”), and Michael Culotta (“Consultant”).

1.    Work to Be Performed. It is necessary and/or advisable to promote the interests of QHCCS and associated entities that the Consultant provides ongoing consulting services related to Financial matters for the Company as requested by Tom Miller, CEO, and/or his designee.    Consultant is not entitled to this Consultancy but for this offer by QHCCS.

2.    Term of Agreement. The term and services called for under this Agreement shall commence on April 1, 2018, and expire on March 31, 2020, unless otherwise mutually agreed by Consultant and QHCCS or there is a breach of this Agreement. The hours worked on a daily or weekly basis shall be as mutually agreed upon between Consultant and QHCCS.

3.    Terms of Payment. From April 1st 2018 to March 31st, 2020, QHCCS shall pay Consultant $1,000 per month plus $250 per hour for work. Each monthly installment shall be paid, in arrears, on the 1st business day of each month following the month of service. The timing and amount of any payments are subject to any deductions pursuant to Section 7.

4.    Reimbursement of Expenses. QHCCS shall reimburse Consultant for any reasonable expenses paid or incurred by Consultant while traveling on behalf of QHCCS pursuant to this Agreement. However, no expense shall be incurred on behalf of or paid or reimbursed by QHCCS unless approved in advance by QHCCS.

5.    Payroll Taxes. QHCCS shall neither pay nor withhold federal, state, or local income tax or payroll tax of any kind on behalf of Consultant or the employees of Consultant. Consultant shall not be treated as an employee for the services performed hereunder for federal, state, or local tax purposes.

6.    Workers’ Compensation. As an independent contractor, Consultant is not eligible for workers’ compensation coverage.

7.     Independent Contractor Status; Post Employment Vesting and Benefits. Consultant expressly represents and warrants to QHCCS that (i) Consultant is not and shall not be construed to be an employee of QHCCS and that Consultant’s status shall be that of an independent contractor for which Consultant is solely responsible for his actions and inactions, (ii) Consultant shall not act as an employee or agent of QHCCS, and (iii) Consultant is not authorized to enter into contracts or agreements on behalf of QHCCS or to otherwise create obligations or liabilities of QHCCS to third parties.

(a)    Consultant was an employee of QHCCS through March 31, 2018 and as such participated in certain benefit arrangements. The parties acknowledge and agree that as long as this Agreement shall remain in effect as provided in Section 2 of this Agreement, Consultant shall continue to vest in any previously granted options and/or restricted stock in Quorum Health Corporation in accordance with the vesting schedule applicable to any such options or restricted stock at the time of grant and as amended and approved under this Consultancy Agreement.

(b)    As to Consultant’s medical/health insurance, the parties further acknowledge and agree that the consideration of this Agreement contemplates that Consultant will be eligible to continue current coverages under QHCCS medical/health insurance plan for the life of this Agreement if desired by the Consultant. Consultant may continue to enroll annually until the first to occur of Consultant (i) becoming eligible for enrollment in the Medicare program, (ii) becoming eligible to participate in a government (state or federal) sponsored program that has at least comparable benefits and/or can be purchased at comparable cost as the benefits made available hereunder, (iii) this Agreement ceases under the provision in paragraph 2. above.

8.    Background Checks/Substance Abuse Screening. Consultant agrees that implementation of this Agreement may require additional background checks (e.g. regulatory databases, and criminal) and Substance screening at the discretion of QHCCS. Consultant further agrees to any authorizations that are required by QHCCS to perform any background checks or Substance screenings.

9.    Confidential Matters and Proprietary Information. Consultant recognizes that during the course of performance of the Agreement, he may acquire knowledge of confidential business information and/or trade secrets (“confidential information”). Consultant agrees to keep all such confidential information in a secure place and not to publish, communicate, use, or disclose, directly or indirectly, for his/her own benefit or for the benefit of another, either during or after performance of the Agreement, any such confidential business information or trade secrets. Upon termination or expiration of this Agreement, Consultant shall deliver all records, data, information, and other documents produced or acquired during the performance of this Agreement, and all copies thereof, to QHCCS. Such material shall remain the property of QHCCS. This obligation of confidentiality shall not apply to information that is available to the Consultant from third parties on an unrestricted basis. Consultant will notify QHCCS immediately upon receipt of any subpoena or other legal process.

10.    Covenant Not to Compete; Non-Solicitation; Conflicts of Interest. Consultant hereby covenants and agrees with QHCCS that commencing on the date hereof and continuing through the term of this Agreement, Consultant will not compete with any Quorum Health Corporation owned or leased facility as described below, unless waived by the Chief Executive Officer in his or her sole discretion, or designee, directly or indirectly, anywhere in the United States:

(a)    Accept an offer of employment, serve as a consultant in a same or similar capacity as his current or previous position(s) with QHCCS, or act as an agent for or as an officer, director, employee, or other representative of any hospital, medical center, network, healthcare system or other healthcare providers or facilities located within fifty (50) miles of a facility or business that competes with any Quorum Health Corporation owned or leased facility;

(b)    Interfere with, solicit, disrupt, or attempt to disrupt any past, present, or prospective relationship, contractual or otherwise, between QHCCS (or any other QHCCS affiliate) and any physician, supplier, or employee of QHCCS (or any other QHCCS affiliate); or

(c)    Employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of QHCCS (or any other QHCCS affiliate).

In connection with the foregoing provisions of this Section 10, Consultant represents that the limitations set forth herein are reasonable and properly required for the adequate protection of QHCCS. If a judicial determination is made that any of the provisions of this Section 10 constitutes an unreasonable or otherwise unenforceable restriction against Consultant, the parties hereto hereby agree that any judicial authority construing this Agreement shall modify Section 10 hereof to the extent necessary to protect QHCCS’s interests, in accordance with Section 13(c). The time period during which the prohibitions set forth in this Section 10 shall apply shall be tolled and suspended as to Consultant for a period equal to the aggregate quantity of time during which Consultant violates such prohibitions in any respect.

11.    Reports. Consultant, when directed, shall provide written reports with respect to the services rendered thereunder.

12.    Liability and Indemnification. Consultant agrees to indemnify, hold harmless, and defend QHCCS and its affiliates for, from, and against any claims, demands, actions, settlements, judgments, costs, or damages, including reasonable attorneys’ fees and court costs, arising out of or related to this Agreement to the extent such claims, demands, actions, settlements, judgments, costs, or damages relate to the negligence or intentional misconduct of Consultant, his agents, representatives, and employees. This provision shall apply during the term of this Agreement and shall survive the termination of this Agreement.

13.    Miscellaneous.

(a)    Entire Agreement. Except for any award agreements evidencing grants of any options or restricted stock in Quorum Health Corporation referred to in Section 7, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, if any, between the parties. Neither party has made any representations that are not contained in this Agreement.

(b)    Amendment. This Agreement may be amended only in writing by an agreement of the parties signed by Consultant and QHCCS and identified as an amendment to this Agreement.

(c)    Severability. If any provision or part of any provision of this Agreement is deemed to be unenforceable by a court of competent jurisdiction, then the parties agree that such provision shall be severed from the Agreement and the remainder of the Agreement shall remain in full force and effect. The parties further agree that, to the extent a court of competent jurisdiction deems any provision of this Agreement unenforceable, such court shall have the power to modify the terms of the Agreement by adding, deleting, or changing in its discretion any language necessary to make such provision enforceable to the maximum extent permitted by law, and the parties expressly agree to be bound by any such provision as reformed by the court.

(d)    Waiver. No waiver of any provisions of this Agreement shall be effective unless the waiver is in writing and duly executed by Consultant and an Officer of QHCCS.

(e)    Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns; provided, however, that Consultant shall not have the right to assign this Agreement to any other party.

(f)    Choice of Law and Venue. This Agreement shall be governed by the laws of the State of Tennessee without regard to the application of the conflicts-of-law laws of the State of Tennessee or any other jurisdiction and without the benefit of any rule of construction under which a contract is construed against the drafter. Venue for any action arising out of or related to this Agreement shall lie with the courts of competent jurisdiction located in Williamson County, Tennessee, and/or, if jurisdiction lies therein, the United States District Court for the Middle District of Tennessee, and Consultant agrees to submit to the jurisdiction of such courts and waives any defense of lack of personal jurisdiction.

(g)     References. The heading and caption references of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. References to the male gender shall include references to the female gender and vice versa, as applicable according to the context; references to the singular tense shall include references to the plural tense and vice versa, as applicable according to the context.

(h)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original document and all of which, taken together, shall be deemed to constitute a single original document.

(i)    Notices. Any notice or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, as follows:

If to Consultant:	Michael Culotta 2000 Midwood Street #2308 Franklin, TN 37067

If to QHCCS:	QHCCS, LLC Attention: General Counsel 1573 Mallory Lane, Suite 100 Brentwood, TN 37027

All such notices shall be deemed given on the date personally delivered or, if mailed, three days after the date of mailing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 30th day of January, 2018.

CONSULTANT	QHCCS, LLC

By: /s/ Michael Culotta	By: /s/ Tom Miller
Michael Culotta	Tom Miller
Chief Executive Officer
For convenience, this Agreement may be signed and electronically transmitted between the Parties and be as effective as a signed, paper agreement.